As filed with the Securities and Exchange Commission on December 28, 2007

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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PARLUX FRAGRANCES, INC.

(Exact name of registrant as specified in charter)

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Delaware	22-2562955
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3725 S.W. 30th Avenue

Fort Lauderdale, Florida 33312

(Address of principal executive offices)

Parlux Fragrances, Inc. Employee Stock Option Plan – 2000 and

Parlux Fragrances, Inc. 2007 Stock Incentive Plan

(Full Title of the Plan)

Neil J. Katz	With a copy to:
Chairman of the Board and Chief Executive Officer	Jonathan L. Awner, Esq.
3725 S.W. 30th Avenue	Akerman Senterfitt
Fort Lauderdale, Florida 33312	One Southeast Third Avenue, 25th Floor
(Name and Address of Agent for Service)	Miami, Florida 33131
(305) 374-5600

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $.01 par value	2,000,000	$4.05(1)(2)	$8,100,000(1)(2)	$248.67(1)

———————

1

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sales prices per share of the Registrant's common stock reported on the National Association of Securities Dealers Automatic Quotation System Global Select Market on December 20, 2007, and the maximum number of shares of common stock currently issuable pursuant to the Parlux Fragrances, Inc. Employee Stock Option Plan – 2000 and the Parlux Fragrances, Inc. 2007 Stock Incentive Plan (the "Plans").

2

Also registered hereby are such additional and indeterminate number of shares of common stock as may become issuable under the Plans as a result of adjustments resulting from certain events of recapitalization as provided for in the Plans.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. This information will be sent or given to all persons who participate in the Plans as specified by Rule 428(b)(1) of the Securities Act. This information and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Parlux Fragrances, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement:

1)

The Company’s Annual Report on Form 10-K for the year ended March 31, 2007, filed with the Commission on July 11, 2007, as amended on Form 10-K/A, filed with the Commission on July 30, 2007;

2)

The Company’s Proxy Statement for the Company’s Annual Meeting of Shareholders held on October 11, 2007, filed with the Commission on August 28, 2007;

3)

The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007, filed with the Commission on August 14, 2007, and September 30, 2007, filed with the Commission on November 9, 2007;

4)

The Company’s Current Reports on Form 8-K, filed with the Commission on April 12, 2007, April 18, 2007, May 18, 2007, July 9, 2007, July 16, 2007, July 30, 2007, and October 1, 2007;

5)

The Company’s description of its common stock contained in its Registration Statement on Form 8-A, filed with the Commission on March 13, 1987; and

6)

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents, before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that the Company:

(a)

may indemnify a director or officer who, by reason of the fact that they are a director or officer, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in the settlement actually and reasonably incurred by the director or officer in connection with such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer's conduct was unlawful;

(b)

may indemnify a director or officer who, by reason of the fact that they are a director or officer, was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor against expenses (including attorneys' fees) actually and reasonably incurred by the director or officer in connection with the defense or settlement of such action or suit if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such director or officer is nonetheless fairly and reasonably entitled to indemnity; and

(c)

must indemnify, to the extent that director or officer of the Company has been successful on the merits or otherwise in defense of any action or proceeding referred to in (a) or (b), against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer in connection therewith.

Section 145 of the Delaware General Corporation Law further provides that the Company shall have the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by any director or officer in their capacity as such, whether or not the corporation would have the power to indemnify such director or officer against such liability.

The Company's Certificate of Incorporation, as amended, provides that a director of the Company, to the fullest extent permitted by the Delaware General Corporation Law, shall not be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Section 102 of the Delaware General Corporation Law provides that the Company may eliminate director liability to the Company or its stockholders for breach of fiduciary duty, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit No.	Description
3.1

Certificate of Incorporation of the Company, as amended (incorporated by reference to
Exhibits 3.1 through 3.5 to the Registration Statement on Form S-3 (File No. 33-89806),
declared effective on March 13, 1995 and Exhibit 4.6 of Registration Statement on
Form S-3, declared effective on October 2, 1996 (File No. 333-11953).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3 (b) to the Company’s Current Report on Form 8-K, filed on February 6, 2007).
5.1	Opinion of Akerman Senterfitt.
10.1	The Parlux Fragrances, Inc. Employee Stock Option Plan -2000.
10.2	The Parlux Fragrances, Inc. 2007 Stock Incentive Plan.
23.1	Consent of Akerman Senterfitt (Included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment `to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Parlux Fragrances, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on December 28, 2007.

PARLUX FRAGRANCES, INC.

By:	/s/ NEIL J. KATZ
Name:	Neil J. Katz
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil J. Katz and Raymond J. Balsys his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ NEIL J. KATZ	Chairman of the Board and	December 28, 2007
Neil J. Katz	Chief Executive Officer
(Principal Executive Officer)

/s/ RAYMOND J. BALSYS	Chief Financial Officer	December 28, 2007
Raymond J. Balsys	(Principal Financial and
Accounting Officer)

/s/ ANTHONY D'AGOSTINO	Director	December 28, 2007
Anthony D'Agostino

/s/ ESTHER EGOZI CHOUKRON	Director	December 28, 2007
Esther Egozi Choukroun

/s/ GLENN H. GOPMAN	Director	December 28, 2007
Glenn H. Gopman

/s/ ROBERT MITZMAN	Director	December 28, 2007
Robert Mitzman

/s/ DAVID STONE	Director	December 28, 2007
David Stone

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
10.1	The Parlux Fragrances, Inc. Employee Stock Option Plan -2000.
10.2	The Parlux Fragrances, Inc. 2007 Stock Incentive Plan.
23.1	Consent of Akerman Senterfitt (Included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the signature pages to this Registration Statement).